Exhibit 99.2

Choose Digital, Inc.

Financial Statements

Three Months Ended March 31, 2014 and 2013

Choose Digital, Inc.

Financial Statements

Choose Digital, Inc.
Balance Sheets

	March 31, 2014 (Unaudited)	December 31, 2013 (Audited)
Current assets
Cash	$50,870	$108,989
Accounts receivable	113,633	105,716
Digital media content, net	355,890	689,013
Other current assets	17,472	53,111
Total current assets	537,865	956,829
Office furniture, fixtures, equipment, and leasehold improvements	57,240	57,240
Less: accumulated depreciation and amortization	(31,396)	(28,209)
Net property and equipment	25,844	29,031
Capitalized software development	1,214,421	1,092,837
Less: accumulated amortization	(242,297)	(186,339)
Net capitalized software development	972,124	906,498
Security deposits	105,000	112,061
Total Assets	$1,640,833	$2,004,419

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$109,440	$148,026
Accounts payable – minimum guarantee payments	1,185,074	1,331,995
Accrued liabilities	62,290	194,186
Deferred revenue	146,643	162,423
Convertible bridge loan	984,000	460,002
Notes payable	58,000	—
Total current liabilities	2,545,447	2,296,632
Long-term notes payable	—	1,500,000
Convertible bridge loan, less current portion	—	1,000,000
Total Liabilities	2,545,447	4,796,632
Commitments and Contingencies
Convertible Redeemable Preferred Stock
Series A convertible redeemable preferred stock - par value $0.0001, 53,053 shares authorized, issued and outstanding as of March 31, 2014 and December 31, 2013	359,161	359,161
Series B convertible redeemable preferred stock - par value $0.0001, 555,000 shares authorized, 551,544 and 359,082 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	5,137,144	3,286,344
Series C convertible redeemable preferred stock - par value $0.0001, 94,000 shares authorized, 93,343 and -0- shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	7,592,685	—
Stockholders’ Deficit
Common stock, par value $0.01, 9,000,000 shares authorized, 367,502 shares outstanding as of March 31, 2014 and December 31, 2013	3,675	3,675
Additional paid-in capital	74,620	136,333
Accumulated deficit	(14,071,899)	(6,577,726)
Total Stockholders’ Deficit	(13,993,604)	(6,437,718)
Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit	$1,640,833	$2,004,419
See accompanying notes to financial statements.

Choose Digital, Inc.

Statements of Operations (Unaudited)

Three months ended March 31,	2014	2013
Revenues	$210,975	$53,278
Expenses:
Direct expenses	355,344	371,357
Selling, general and administrative expenses	515,135	621,848
Depreciation and amortization expense	59,145	26,512
Total expenses	929,624	1,019,717
Loss from operations	(718,649)	(966,439)
Loss on conversion of debt	6,538,887	—
Interest expense, net	236,601	6,459
Other expense, net	36	—
Net loss	$(7,494,173)	$(972,898)
See accompanying notes to financial statements.

Choose Digital, Inc.
Statement of Changes in Convertible Redeemable Preferred Stock
and Stockholders’ Deficit (Unaudited)

	Series A Convertible Redeemable Preferred Stock		Series B Convertible Redeemable Preferred Stock		Series C Convertible Redeemable Preferred Stock			Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Convertible Redeemable Preferred Stock	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2013	53,053	$359,161	359,082	$3,286,344	—	$—	$3,645,505	367,502	$3,675	$136,333	$(6,577,726)	$(6,437,718)
Issuance of Series B convertible redeemable preferred stock upon conversion of Series B Notes	—	—	192,462	1,799,520	—	—	1,799,520	—	—	—	—	—
Issuance of Series C convertible redeemable preferred stock	—	—	—	—	93,343	7,582,252	7,582,252	—	—	—	—	—
Accretion for accrued dividends of Series B convertible redeemable preferred stock	—	—	—	51,280	—	—	51,280	—	—	(51,280)	—	(51,280)
Accretion for accrued dividends of Series C convertible redeemable preferred stock	—	—	—	—	—	10,433	10,433	—	—	(10,433)	—	(10,433)
Net loss	—	—	—	—	—	—	—	—	—	—	(7,494,173)	(7,494,173)
Balance, March 31, 2014	53,053	$359,161	551,544	$5,137,144	93,343	$7,592,685	$13,088,990	367,502	$3,675	$74,620	$(14,071,899)	$(13,993,604)
See accompanying notes to financial statements.

Statements of Cash Flows (Unaudited)

Three months ended March 31,	2014	2013
Cash flows from operating activities:
Net loss	$(7,494,173)	$(972,898)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on conversion of bridge loan	6,538,887	—
Depreciation and amortization	399,859	358,786
Non cash interest charge on bridge loan and notes payable	219,952	—
Changes in operating assets and liabilities:
Accounts receivable	(7,917)	(18,324)
Digital media content	(154,512)	—
Other current assets	35,639	612
Security deposits	7,061	—
Deferred revenue	(15,780)	—
Accounts payable and accrued liabilities	(47,549)	10,314
Net cash used in operating activities	(518,533)	(621,510)
Cash flows from investing activities:
Capitalized software costs	(121,584)	(132,709)
Net cash used in investing activities	(121,584)	(132,709)
Cash flows from financing activities:
Proceeds from loans	581,998	500,000
Net cash provided by financing activities	581,998	500,000
Net decrease in cash	(58,119)	(254,219)
Cash at the beginning of the period	108,989	390,802
Cash at the end of the period	$50,870	$136,583
Supplemental disclosures of cash flow information:
Issuance of Series B convertible redeemable preferred stock in exchange of Series B debt and accrued interest	$1,607,946	$—
Issuance of Series C convertible redeemable preferred stock in exchange of partial bridge loan and accrued interest	$1,043,365	$—
See accompanying notes to financial statements.

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

1. BUSINESS ACTIVITY

Choose Digital, Inc. (“Choose Digital” or the “Company”) was founded in 2011. The Company’s objective is to build a class leading supply chain solution for the incentive & loyalty industry offering digital content (movies, TV shows, music, eBooks, audiobooks, etc.) as a point redemption option for loyalty, incentive and frequent flyer programs. The Company’s platform integrates directly into customer loyalty or incentive programs to allow members to redeem their earned points (or miles) for digital content instantly. The market positioning of Choose Digital is agnostic – there is no consumer-facing brand or any direct relationship with loyalty program members. The goal of the platform is to integrate seamlessly into the supply chain of the loyalty program, offering digital content as a point redemption option alongside traditional options such as merchandise, gift cards, travel, and concert tickets. The Company is constantly gathering digital content from leading film and TV studios, record labels, and publishers. The Company has integration options available depending on technical requirements, and has experience in the incentives and loyalty industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements have been prepared in accordance with Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of accounts receivable and cash. The Company’s management has established certain credit requirements that customers must meet before sales credit is extended. As a consequence, concentrations of credit risk are limited. The Company maintains cash balances at financial institutions which, at times, may exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not historically experienced losses on cash accounts.

Accounts Receivable
Management believes all accounts receivable are current and collectible. Therefore, the Company has not included a provision for uncollectible accounts receivable. Any accounts deemed uncollectible will be written off when that determination is made.

Revenue Recognition
The Company recognizes revenue based upon its contracts with customers when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. For all revenue transactions, the Company considers a signed agreement to be persuasive evidence of an arrangement.

When the Company sells codes to be redeemed for digital content, the revenue is deferred and recognized on a monthly basis as the digital content is downloaded.

Digital Media Content and Minimum Guarantee Payments

In order to obtain the content required for the Company to be able to transfer digital content to its customers for redemption as part of their loyalty programs, the Company enters into agreements with content providers to purchase content. Many of the agreements require the Company to guarantee minimum purchases. Once the Company signs the contract the content provider is owed the minimum guarantee payment regardless of the Company’s content usage. As a result, upon execution of an agreement the Company records a payable to the content provider and records an asset for digital media content. Consistent with ASC 350-30, the digital media content is to be amortized using a method that reflects the pattern in which the economic benefits of the asset is consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method should be used. As the Company is in its early stages of operations, it is deemed that there is an insufficient history to be able to predict future usage of the digital media content over the life of a contract, which is one to two years. As a result, digital media content is amortized on a straight-line basis over the underlying agreement’s contractual life, beginning upon execution of the contract as that begins the period of benefit of the content. The balance of minimum guarantee payments as of March 31, 2014 and December 31, 2013 was $1,185,074 and $1,331,995, respectively. Charges for content are recorded to Direct Expenses on the Statements of Operations for the three months ended March 31, 2014 and 2013 and were $340,714 and $332,295, respectively.

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

Property and Equipment

Property and equipment is stated at cost. Expenditures for repairs and maintenance are charged to operations when incurred. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment	3 years
Machinery and equipment	3 years
Transportation and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of the lease term or life of the asset

Impairment of Long-Lived Assets

The Company continually evaluates whether events or changes in circumstances have occurred that indicate that the carrying value of its long-lived assets may be impaired. When such events occur, the Company compares the carrying amounts of the assets to their fair value. If this comparison indicates that there may be impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. To date, the Company believes that no impairments have occurred.

Fair Value Measurements

FASB ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Under the new standard, fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and, inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s financial instruments, including cash, accounts receivable, and accounts payable are carried at cost which approximates fair value due to the short-term maturity of these instruments. The carrying amount of loans payable approximates fair value as current borrowing rates for the same, or similar issues, are the same as those that were given to the Company at the issuance of these loans.

Capitalized Software

The Company records and capitalizes internally generated computer software and, appropriately, certain internal costs have been capitalized in the amounts of $1,214,421 and $1,092,837 as of March 31, 2014 and December 31, 2013, respectively, in accordance with ASC 350-40 "Internal-use Software". At the time software is placed into service, the Company records amortization on a straight-line basis over the estimated useful life of the software of five years. Amortization expense for the three months ended March 31, 2014 and 2013 was $55,958 and $21,813, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

3. COMMITMENTS

The Company leases its corporate office space under a three year lease that expires on May 1, 2016. Rent expense was $13,108 and $13,696 for the three months ended March 31, 2014 and 2013, respectively. The lease requires the following minimum rental commitments:

Year ending December 31,	Amount
2014	$19,950
2015	35,250
2016	15,000

At March 31, 2014 the Company has commitments relating to guarantee payments to content providers of $1,185,074 over the next year.

The Company is not a party to any legal proceedings that it believes will have a material impact on its business, financial condition, results of operations or liquidity.

4. INCOME TAXES

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses income tax positions and records tax benefits for all years subject to examination based upon evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. As a result, no interest or penalties have been accrued or charged to expense for the three months ended March 31, 2014 and 2013. Should any such interest and penalties be incurred in future periods, the Company’s policy would be to recognize them as income tax expense.

For the three months ended March 31, 2014 and 2013 the Company did not record an income tax benefit because it has incurred taxable losses and has no history of generating taxable income, and therefore the Company cannot presently anticipate the realization of a tax benefit on its Net Operating Loss carryforward. At March 31, 2014

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

the Company had a Net Operating Loss carryforward of approximately $2.7 million, which will begin to expire in 2031. The Company has established a full valuation allowance against its deferred tax assets as of March 31, 2014 and December 31, 2013. Income tax expense for the three months ended March 31, 2014 and 2013 was $0 and $0, respectively.

The federal and state income tax returns of the Company for 2012 and 2011 are subject to examination by the IRS and state taxing authorities, under the normal statute of limitations.

5. PREFERRED STOCK

The Company may issue shares of preferred stock in one or more series, each with such rights, preferences, powers, privileges and restrictions, qualifications and limitations as the Board of Directors of the Company may determine at the time of issuance. As of March 31, 2014 the Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 53,053 are designated as Series A, 555,000 are designated as Series B, and 94,000 are designated as Series C. On December 13, 2011 the Company issued 53,053 shares of Series A Redeemable Preferred Stock at a price of $12.25 per share, for gross cash proceeds of $650,000. On March 7, 2012 the Company issued 359,082 shares of Series B Convertible Redeemable Preferred Stock (“Series B PS”) at a price of $8.3546 per share, for gross cash proceeds of $3,000,000. Upon issuance, shares of Series B PS may, at the option of the holder, be converted at any time into shares of common stock. Series B PS has a $3,000,000 liquidation preference, a 5% cumulative and participating dividend, and certain protective consent rights with respect to certain actions of the Company.

As discussed further in Note 6, on February 20, 2014 the terms of the Series B Notes were changed to allow for conversion of the debt into shares of Series B PS and the principal and accrued but unpaid interest balance of the Series B Notes was converted into 192,462 shares of Series B PS with a fair value of $1,799,520, and also on February 20, 2014 the Company formally closed the executed conversion option of the Bridge Loan Purchasers and as a result exchanged a portion of the principal and accrued but unpaid interest for the issuance of 93,343 shares of Series C Convertible Redeemable Preferred Stock (“Series C PS”) with a fair value of $7,582,252.

Conversion - each share of Series A, B and C preferred stock is convertible at the option of the holder into such number of common stock as is determined by dividing the original issue price by the conversion price in effect at the time of conversion. Under the terms of the agreements the conversion price is initially equal to $12.25 per share of Series A PS, $8.3546 per share of Series B PS, and $0.11177 per share of Series C PS and shall be subject to adjustment upon the issuance of additional shares of common stock without consideration or for consideration which is less than the conversion price in effect immediately prior to such issuance. The conversion price shall also be subject to adjustment for stock splits, combinations, certain dividends and distributions, and mergers or reorganizations. In addition, each share of Series A PS and Series B PS shall automatically be converted into a share of common stock, by dividing the original issue price of each series of preferred stock by its conversion price in effect at the time of the mandatory conversion, immediately upon the closing of the sale of shares of

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

common stock to the public at a price per share of $167.00, in a firm-commitment underwritten public offering pursuant to an effective registration statement resulting in at least $40 million of net proceeds.

Redemption – at any time on or after February 20, 2019 the Company may be required to redeem the Series C PS at a price equal to the greater of the Series C PS original issue price per share and the fair market value of a single share of Series C PS plus accrued but unpaid dividends, after a majority of the holders of the Series C PS, any time on or after November 20, 2017, provide the Company with a written notice requesting redemption of all shares of Series C PS. At any time on or after March 7, 2017 the Company may be required to redeem the Series B PS at a price equal to the greater of the Series B PS original issue price per share and the fair market value of a single share of Series B PS plus accrued but unpaid dividends, after a majority of the holders of the then outstanding shares of Series B PS provide the Company with a written notice requesting redemption at the later of any time on or after December 7, 2016 and the redemption and the payment in full of the Series C PS. At any time after the later of August 4, 2013 and the redemption and the payment in full of Series C PS and Series B PS, upon receipt of written notice from any holder of Series A PS requesting redemption, the Company shall redeem such shares of Series A PS at a price equal to the Series A liquidation amount, less any cash previously distributed to such holder in excess of such amount.

Voting - the holder of each share of Series A PS, Series B PS and Series C PS is entitled to one vote for each full share of common stock into which its respective shares of preferred stock would be convertible into on the record date for the vote.

Dividends - the holders of Series B PS are entitled to receive dividends at the rate of $0.41733, compounding annually, which shall accrue on each share of Series B PS. These dividends shall accrue, whether or not declared, and shall be cumulative, provided however that such dividends shall be payable only when, and if, declared by the Board of Directors. In the three months ended March 31, 2014 and year ended December 31, 2013 $51,280 and $159,393, respectively, was recorded to Series B PS and as a reduction to additional paid-in capital relating to the accretion in value of such preferred stock as a result of accrued dividends. The holders of Series C PS are entitled to receive dividends at the rate of $0.89416, compounding annually, which shall accrue on each share of Series C PS. These dividends shall accrue, whether or not declared, and shall be cumulative, provided however that such dividends shall be payable only when, and if, declared by the Board of Directors. In the three months ended March 31, 2014 and year ended December 31, 2013 $10,433 and $0, respectively, was recorded to Series C PS and as a reduction to additional paid-in capital relating to the accretion in value of such preferred stock as a result of accrued dividends.

Liquidation - in the event of a liquidation of the Company, whether voluntary or involuntary, the holders of shares of Series C PS shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders before any payment shall be made to the holders of Series B PS, Series A PS or common stock, an amount equal to the sum of the per share Series C PS original issue price plus any accrued but unpaid dividends, the Proportionate Funded Value Per Share, and an annual return on the sum of both of those amounts of 10%

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

commencing from the first date of issuance of shares of Series C PS. The Proportionate Funded Value Per Share (“PFVPS”) is equal the total number of shares of Series C PS held by a holder divided by the aggregate number of shares of Series C PS then outstanding multiplied by the dollar amount in cash invested by such holder in common stock, preferred stock and Series B Notes issued pursuant to the Company’s Unit Purchase Agreement dated March 7, 2012 (“CV”) multiplied by the principal amount of the Bridge Loan convertible promissory notes (See Note 6) divided by $1,004,002, divided by the CV of such holder divided by the total dollar amount in cash invested by all holders in common stock, preferred stock and Series B Notes. After the payment of all preferential amounts required to be paid to the holders of the shares of Series C PS, the holders of Series B PS shall be entitled to be paid out of the assets of the Company legally available for distribution, an amount per share equal to the applicable original issue price of such share of preferred plus any declared and unpaid dividends, less an amount equal to the amount of the portion of the amount payable to such a holder included in the PFVPS calculated in connection with the liquidation of the Series C PS. After the payment of all preferential amounts required to be paid to the holders of the shares of Series C PS and Series B PS, the holders of Series A PS shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of the Series A PS equal to the applicable original issue price of such share of preferred plus any declared and unpaid dividends, less an amount equal to the amount of the portion of the amount payable to such a holder included in the PFVPS calculated in connection with the liquidation of the Series C PS.

Series A PS, Series B PS, and Series C PS are classified as mezzanine equity.

6. LOANS PAYABLE

Series B Loan – on March 7, 2012 in connection with the sale and issuance of the Company’s Series B PS, discussed more fully in Note 5, each purchaser, in addition to the purchase of Series B PS, agreed to purchase a promissory note (“Series B Note”) in the maximum principal amount per purchaser as stated in the Unit Purchase Agreement. The Series B Notes provided for the Company to obtain advances from each note holder up to the maximum principal amount set forth in each Series B Note, with the aggregate principal amount of all of the Series B Notes being $1,500,000. As of December 31, 2013 the maximum principal amount of $1,500,000 was borrowed and was outstanding. The Series B Notes bear interest at 8% per annum and outstanding principal and unpaid interest is due March 7, 2017. On February 20, 2014 the terms of the Series B Notes were changed to allow for conversion of the debt into shares of Series B PS at the same conversion rate as the price paid for the initial Series B PS of $8.3546 per share. The principal and accrued but unpaid interest balance of the Series B Notes on February 20, 2014 of $1,607,946 was converted into 192,462 shares of Series B PS. At the time of conversion the Series B PS had a fair value of $9.35 per share. In connection with the issuance of these shares of Series B PS, an interest expense charge of $191,574 was recorded in the three months ended March 31, 2014 related to the beneficial conversion feature of this instrument as of the commitment date.

Bridge Loan - on July 16, 2013 the Company entered into a Convertible Promissory Note Purchase Agreement (the “Bridge Loan”) with certain accredited investors (the “Purchasers”) to provide the Company with additional

Choose Digital, Inc.

Notes to Financial Statements (Unaudited)

resources to conduct its business. The Purchasers agreed to loan the Company a minimum of $600,000 at 8% interest per year. The terms of the Bridge Loan provided for the conversion of the entire principal amount of the Bridge Loan and accrued interest to equity at such time that the Company engages in the sale of equity securities in which the Company were to receive at least $6,000,000 in gross proceeds at a valuation of the Company of not less than $8,000,000 (the “Next Financing”). Per the terms of the Bridge Loan, due to the fact that the Next Financing did not occur on or prior to the maturity date of the Bridge Loan (September 30, 2013), nor the payment in full of all payment obligations before the maturity dates, the Purchasers were able to elect to convert the outstanding principal amount of the Bridge Loan and the accrued interest into fully paid and nonassessable shares of common stock of the Company. The number of shares of common stock to be issued upon such conversion would be equal to the quotient obtained by dividing (i) the sum of the entire principal amount of the Bridge Loan plus the accrued but unpaid interest by (ii) the then-current fair market value of the Company’s common stock. In September 2013 the Purchasers agreed to extend the terms of the Bridge Loan and the Company raised another $400,000. As of December 31, 2013 the outstanding principal amount of the Bridge Loan was $1,460,002. On February 20, 2014 the Company formally closed the executed conversion option of the Bridge Loan purchasers and as a result exchanged $1,043,365 of principal and accrued but unpaid interest for the issuance of 93,343 shares of Series C PS with a fair value of $7,582,252. In connection with the issuance of this Series C PS, a charge of $6,538,887 was recorded in the three months ended March 31, 2014 as a loss on conversion of the debt. In connection with the February 20, 2014 conversion, $1,000,000 of the principal amount of the Bridge Loan outstanding as of December 31, 2013 was converted into shares of Series C Convertible Redeemable Preferred Stock and as such is classified as long-term on the Company’s Balance Sheet. The remaining principal balance as of December 31, 2013 of $460,002 was due within one year from December 31, 2013 and as such is classified as short-term on the Company’s Balance Sheet. The remaining portion of the Bridge Loan balance that was not converted, as well as additional borrowings during the three months ended March 31, 2014, is $984,000 as of March 31, 2014 and recorded as short-term on the Company’s Balance Sheet.

7. SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Company has evaluated subsequent events through September 3, 2014, the date on which these financial statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in these financial statements, except as noted below.

On May 9, 2014 the Company further secured loans from shareholders totaling $440,000 to be used for operations.

On June 24, 2014 the Company entered into an Agreement and Plan of Merger with Viggle Inc. (“Viggle”) by which Viggle acquired all of the stock of the Company for a stated purchase price in shares of Viggle common stock.